Exhibit 99.1

Independent Auditors’ Report

Trans Digital Technologies Corporation

We have audited the accompanying balance sheets of Trans Digital Technologies Corporation as of December 31, 2003 and 2002, and the related statements of income and retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Trans Digital Technologies Corporation at December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Boston, Massachusetts	/s/ BDO Seidman, LLP
February 13, 2004

Trans Digital Technologies Corporation

Balance Sheets

(In thousands)

	December 31,
	2003	2002
Assets
Current Assets:
Cash and cash equivalents	$3,846	$2,578
Accounts receivable (Note 8)	1,855	1,653
Inventory	378	509
Other current assets (Note 9)	197	20

Total current assets	6,276	4,760
Property and Equipment, net	44	55
Intangible Assets, net (Note 3)	—	253

	$6,320	$5,068

Liability and Shareholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses (Note 4)	$2,123	$2,622

Total current liabilities	2,123	2,622
Other Liabilities	22	30

Total liabilities	2,145	2,652

Commitments (Notes 5 and 10)
Shareholders’ Equity:
Common stock, 1,000 shares authorized, 100 outstanding	—	—
Additional paid-in capital	3,732	3,732
Retained earnings (deficit)	443	(1,316)

Total shareholders’ equity	4,175	2,416

	$6,320	$5,068

The accompanying notes are an integral part of these financial statements.

Trans Digital Technologies Corporation

Statements of Operations

(In thousands)

	For the Years Ended December 31,
	2003	2002
Revenue (Note 8)	$12,865	$7,421
Cost of revenue (Note 3)	5,298	3,762

Gross margin	7,567	3,659

Operating expenses:
Sales and marketing	111	100
Research and development	100	93
General and administrative	1,337	2,263

Total operating expenses	1,548	2,456

Operating income	6,019	1,203
Interest income	56	65
Other income (expense), net	(106)	(56)

Income before income taxes	5,969	1,212
Provision for income taxes (Note 6)	141	38

Net income	$5,828	$1,174

The accompanying notes are an integral part of these financial statements.

Trans Digital Technologies Corporation

Statements of Stockholder’s Equity

(In thousands)

	Common Stock $.01 par value	Additional Paid-in Capital	Retained Earnings (Deficit)	Total
Balance, December 31, 2001	$—	$3,732	$266	$3,998
Equity distributions	—	—	(2,756)	(2,756)
Net income	—	—	1,174	1,174

Balance, December 31, 2002	—	3,732	(1,316)	2,416
Equity distributions	—	—	(4,069)	(4,069)
Net income	—	—	5,828	5,828

Balance, December 31, 2003	$—	$3,732	$443	$4,175

The accompanying notes are an integral part of these financial statements.

Trans Digital Technologies Corporation

Statements of Cash Flows

(In thousands)

(Note 7)

	For the Years Ended December 31,
	2003	2002
Cash Flow from Operating Activities:
Net income	$5,828	$1,174
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	264	620
Change in operating assets and liabilities:
Accounts receivable	(202)	1,968
Inventory	131	(449)
Other current assets	(177)	(19)
Accounts payable and accrued expenses	(499)	300

Net cash provided by operating activities	5,345	3,594

Cash Flow from Investing Activities:
Additions to property and equipment	—	7
Cash paid for acquisitions	—	(1,250)

Net cash used for investing activities	—	(1,243)

Cash Flow from Financing Activities:
Principle payments on note	(8)	(9)
Distributions to Stockholder	(4,069)	(2,756)

Net cash used for financing activities	(4,077)	(2,765)

Net increase (decrease) in cash and cash equivalents	1,268	(414)
Cash and cash equivalents, beginning of year	2,578	2,992

Cash and cash equivalents, end of year	$3,846	$2,578

The accompanying notes are an integral part of these financial statements.

TRANS DIGITAL TECHNOLOGIES CORPORATION

Notes to Financial Statements

1. DESCRIPTION OF BUSINESS

Trans Digital Technologies Corporation (“TDT” or the “Company”) is a leading provider of high security document printing technologies. Our advanced digital printing system is the cornerstone in printing fraud and counterfeit resistant U.S. passports, refugee travel documents, smart cards and other smart credentials. We supply and integrate printers and consumables for the production of more than seven million U.S. passports each year. In addition, we provide on-site technical services for all of the products that we sell. We offer the latest technological advancements in printing ultraviolet inks, barcodes, data encryption and other technologies designed to protect the integrity of data and documents. We are an industry leader in the integration of biometric identification technologies to enhance the security of documents and expedite travel.

TDT was organized as a Limited Liability Company on August 29, 1997 as a division of Thermo Electron and converted to a C Corporation during 2000 in connection with the acquisition of all of its common stock from Thermo Electron by the current sole stockholder in July 2000. The Company made an election to be taxed as an S Corporation for federal income tax purposes effective on January 1, 2001. The Company is an accrual-basis taxpayer.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash Equivalents

For purposes of the statement of cash flows, we consider all highly liquid debt instruments purchased with maturity of three months or less at the acquisition date to be cash equivalents.

Foreign Currency

Substantially all of the Company’s hardware and consumables purchases related to our contracts are denominated in Japanese Yen. Liabilities are translated at exchange rates prevailing at the balance sheet dates. Gains and losses resulting from translation are recorded in other income (expense) on the statements of operations.

Trans Digital Technologies Corporation

Notes To Financial Statements

(Continued)

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the following estimated useful lives:

Category	Estimated Useful Lives
Computer equipment	5
Furniture and fixtures	5-7
Vehicles	5

Intangible Assets

Intangible assets include customer contracts arising from an acquisition and are being amortized over the estimated useful lives of the contracts.

During 2002 the Company recorded intangible assets resulting from an earn out payment made in that year related to the renewal of the Company’s contract with the U.S. Department of State for that year. As of December 31, 2002 the Company had an intangible asset balance of $253,000. As of December 31, 2003 the intangible asset was fully amortized. For the years ended December 31, 2003 and 2002 the Company recognized amortization expense of $253,000 and $613,000, respectively related to this asset and was recorded as a cost of revenue for those years.

Trans Digital Technologies Corporation

Notes To Financial Statements

(Continued)

Revenue Recognition

TDT recognizes revenue when pervasive evidence of a sales arrangement exists, delivery occurs or services are rendered, the sales price is fixed or determinable and collectibility is reasonably assured. Product revenue consists mainly of printing system components and consumables including printers, secure coating, ribbon, film and other parts. Revenue on products is recognized when the products are shipped and accepted by the customer.

Services revenue consists of preventative and remedial maintenance on printing systems. The Company also provides on site technical support and consulting services to its customers. Revenue on fixed price services are recognized ratably over the service period which approximates the timing of the services rendered. Revenue on time and material services are recognized as the services are rendered. Expenses on all services are recognized when the costs are incurred.

When elements such as products and services are contained in a single arrangement, or in related arrangements with the same customer, the Company allocates revenue to each element based on its relative fair value, provided that such element meets the criteria for treatment as a separate unit of accounting. The price charged when the element is sold separately generally determines fair value.

Long Lived Assets

The Company evaluates long-lived assets with finite lives, such as intangible assets, property and equipment and certain other assets, for impairment in accordance with Financial Accounting Standards Board issued Statement of Financial Standards No. 144 (SFAS 144), Accounting for the Impairment or Disposal of Long-Lived Assets. The Company records impairment charges whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows from the use of these assets. When any such impairment exists, the related assets are written down to fair value.

Income Taxes

Effective January 1, 2001, Trans Digital Technologies Corporation elected S Corporation status whereby any income or loss is reportable on its shareholder’s tax return.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting year. Actual results could differ from those estimates and assumptions.

Trans Digital Technologies Corporation

Notes To Financial Statements

(Continued)

Concentration of Credit Risk

In 2003 and 2002, the Company derived substantially all of its revenue from two significant customers the U.S. Department of State and Stanley Associates (see Note 7). The Company performs ongoing reviews of the collectibility of its accounts receivable by pay source, and adjusts its reserve for doubtful accounts based on its determination of the amounts deemed uncollectible.

Accounts receivable are customer obligations due under normal trade terms. The Company performs continuing credit evaluations of their customers’ financial condition and although the Company generally does not require collateral, deposits may be required from their customers in certain circumstances.

The Company reviews accounts receivable on a monthly basis to determine if any receivables will potentially be uncollectible. The Company includes any accounts receivable balances that are determined to be uncollectible, along with a general reserve, in their overall allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. In the event management determines a specific need for an allowance, a provision for doubtful accounts is provided. As of December 31, 2003 and 2002, management determined that no allowance for doubtful accounts was necessary.

3. INTANGIBLE ASSETS AND GOODWILL

On July 1, 2000, the Company acquired the common stock of Thermo Digital Technologies Corporation, a division of Thermo Electron, for approximately $3.4 million and Thermo Electron stock, which was owned by the current sole shareholder of TDT, with a value of approximately $790,000. Additionally, contingent payments for an additional $2.0 million were payable if contract extensions were granted. Due to the uncertainty of the contingent payments they were not recorded at the time of the acquisition. The excess fair value of the net assets acquired over cost of $1.1 million was allocated to negative goodwill and was not amortized until the contingency involving these payments was resolved. Once the contingent payments were made they first reduced negative goodwill and were then allocated to intangible assets related to the customer contracts. The intangible assets related to the contracts were amortized over the remaining contract period when the assets were recorded. The amortization expense incurred for the years ended December 31, 2003 and 2002 was $253,000 and $613,000, respectively and was recorded as a cost of revenue for those years.

Trans Digital Technologies Corporation

Notes To Financial Statements

(Continued)

4. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

	December 31,
	2003	2002
	(in thousands)

Accounts payable	$1,538	$1,310
Accrued bonus	—	1,000
Accrued pension	186	147
Other accrued liabilities	399	165

	$2,123	$2,622

5. COMMITMENTS

Operating Lease

The Company leases office space under non-cancelable operating leases expiring through April 30, 2009. In addition to minimum lease payments the lease generally provides that the Company pay a portion of real estate taxes and operating expenses. In addition, the Company leases office space on a tenant-at-will basis. Future minimum rental payments under non-cancelable operating lease as of December 31, 2003, are as follows:

Year Ending:	Operating Leases
(in thousands)

2004	$98
2005	101
2006	103
2007	106
2008	109
2009	111

$628

Rent expense under all operating leases amounted to $96,000 and $91,000 for the years ended December 31, 2003 and 2002, respectively.

6. TAXES ON INCOME

As described in the summary of accounting policies, the Company elected S Corporation status whereby any income or loss is reportable on the shareholders tax return. Therefore, no provision has been made for Federal income taxes. The tax provision for 2003 and 2002 of $141,000 and $38,000, respectively represent state income taxes.

Trans Digital Technologies Corporation

Notes To Financial Statements

(Continued)

7. SUPPLEMENTAL DISCLOSURES OF CASH FLOW

Cash paid during the years ended December 31, 2003 and 2002 for income taxes amounted to $141,000 and $38,000, respectively.

8. MAJOR CUSTOMER

Approximately 94% and 100% of the Company’s revenue was generated from two customers for the years ended December 31, 2003 and 2002, respectively.

The revenue related to these customers in excess of 10% of revenue was:

	December 31,
	2003	2002
Department of State	82%	83%
Stanley Associates	12%	17%

The aggregate accounts receivable balance related to these two customers was $1.3 million and $1.7 million as of December 31, 2003 and 2002, respectively.

9. RELATED PARTY TRANSACTIONS

Atlantic Systems

The Company’s shareholder owns 50% in Atlantic Systems (an S Corporation) and is on its board of directors. Atlantic Systems is a subcontractor to TDT under one of the Company’s contracts.

SECOLO LLC

The Company’s shareholder owns 50% in SECOLO LLC, a consulting company working for the U.S. Department of State. As of December 31, 2003, the Company had a loan receivable from SECOLO LLC of approximately $162,000 and management believes that loan to be collectable.

10. RETIREMENT PLAN

The Company has a 401(k) profit sharing plan covering substantially all of the Company’s employees, which qualifies under Section 401(k) of the Internal Revenue Code. Participants’ contributions and employer matching contributions are made as defined in the Plan agreement. Company contributions to the Plan amounted to approximately $30,000 and $22,000 for the years ended December 31, 2003 and December 31, 2002, respectively.